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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-191)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.    )

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☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Aspen Technology, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ASPEN TECHNOLOGY, INC.
200 Wheeler Road
Burlington, Massachusetts 01803

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be Held on August 20, 2009

Dear Stockholder:

        We invite you to attend our annual meeting of stockholders, which is being held as follows:

Date:	Thursday, August 20, 2009
Time:	10 a.m., EDT
Location:	Cooley Godward Kronish LLP 46th Floor The Prudential Tower 800 Boylston Street Boston, Massachusetts

        At the annual meeting, we will ask you and our other stockholders to elect two Class III directors to three-year terms. Stockholders also will be asked to consider any other business properly presented at the annual meeting.

        Only stockholders of record at the close of business on June 25, 2009 are entitled to vote at the annual meeting. A complete list of those stockholders will be open to the examination of any stockholder at our principal executive offices at 200 Wheeler Road, Burlington, Massachusetts, during ordinary business hours, for a period of ten days prior to the annual meeting as well as on the day of the annual meeting. The annual meeting may be adjourned from time to time without notice other than by announcement at the annual meeting. Our stock transfer books will remain open for the purchase and sale of common stock.

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Stockholders to be Held on August 20, 2009 at the Offices of
Cooley Godward Kronish LLP, 46th Floor, The Prudential Tower, 800 Boylston Street, Boston, Massachusetts:

The proxy statement, form of proxy card and 2008 Annual Report to
Stockholders are available at www.aspentech.com as well as at www.proxyvote.com.

        Whether or not you expect to attend the annual meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. We have enclosed for your convenience a return envelope, which is postage prepaid if mailed in the United States. Even if you vote by proxy, you may still vote in person if you attend the meeting. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from the record holder.

        The annual meeting on August 20, 2009 is being held in lieu of our 2008 Annual Meeting of Stockholders. We currently expect that our 2009 Annual Meeting of Stockholders will be held in December 2009.

                      By Order of the Board of Directors,

                      Frederic G. Hammond
                       Secretary

Burlington, Massachusetts
June 30, 2009

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

        The annual meeting is being held in lieu of our 2008 Annual Meeting of Stockholders. We currently expect that our 2009 Annual Meeting of the Stockholders will be held in December 2009.

        Our fiscal year ends on June 30, and references to a specific fiscal year are the twelve months ended June 30 of such a year (for example, "fiscal 2008" refers to the fiscal year ended June 30, 2008).

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice as to the Internet availability of proxy materials instead of a full set of materials?

        Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. We have sent a Notice of Internet Availability of Proxy Materials, together with a proxy card, to our stockholders of record as of June 25, 2009. Instructions on how to access proxy materials over the Internet or to request a printed copy may be found in the Notice of Internet Availability. In addition, you may request to receive future proxy materials in printed form by mail or electronically. Your election to receive future proxy materials by mail or electronically will remain in effect until you terminate such election.

How can I access the proxy materials over the Internet?

        You may view and also download our proxy materials for the annual meeting, including the Notice of Internet Availability, the proxy statement, the form of proxy card and our Annual Report to Stockholders, on our website at www.aspentech.com as well as at www.proxyvote.com.

How do I attend the annual meeting?

        The meeting will be held on Thursday, August 20, 2009, at 10:00 a.m., Eastern Daylight Time, at the offices of Cooley Godward Kronish, LLP, at the offices of Cooley Godward Kronish LLP, 46th Floor, The Prudential Tower, 800 Boylston Street, Boston, Massachusetts. Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the annual meeting?

        Only stockholders of record at the close of business on June 25, 2009 will be entitled to vote at the annual meeting. On this record date, there were 90,345,021 shares of common stock outstanding and entitled to vote.

  Stockholder of Record; Shares Registered in Your Name

        If on June 25, 2009 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Co., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card, or vote by proxy over the telephone or on the Internet as instructed below, to ensure your vote is counted.

  Beneficial Owner: Shares Registered in the Name of a Broker or Bank

        If on June 25, 2009 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in "street name" and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

        There is one matter scheduled for a vote, the election of two Class III directors to three-year terms.

 What if another matter is properly brought before the meeting?

        The board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

        You may either vote "For" all the nominees to the Board of Directors or you may "Withhold" your vote for any nominee you specify. The procedures for voting are fairly simple:

  Stockholder of Record: Shares Registered in Your Name

        If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy through the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

  •
  To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

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  To vote using the proxy card, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

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  To vote over the telephone from a location in the United States, Canada or Puerto Rico, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern DaylightTime, on August 19, 2009 to be counted.

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  To vote through the Internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your vote must be received by 11:59 p.m., Eastern Daylight Time, on August 19, 2009 to be counted.

  Beneficial Owner: Shares Registered in the Name of Broker or Bank

        If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

        We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. Please be aware, however, that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

 How many votes do I have?

        On each matter, you have one vote for each share of common stock you own as of June 25, 2009.

 What if I return a proxy card or otherwise vote but do not make specific choices?

        If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted "For" the election of the two Class III director nominees If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

        We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice of Internet Availability?

        If you receive more than one Notice of Internet Availability, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

        Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

  •
  You may submit another properly completed proxy card with a later date.

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  You may grant a subsequent proxy by telephone or through the Internet.

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  You may send a timely written notice that you are revoking your proxy to our Secretary at Aspen Technology, Inc., 200 Wheeler Road, Burlington, Massachusetts 01803.

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  You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

        Your most current proxy card or telephone or Internet proxy is the one that is counted. If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How are votes counted?

        Votes will be counted by the inspector of election appointed for the meeting, who will separately count "For" and "Withhold" votes with respect to the election of Class III directors. Abstentions and broker non-votes will have no effect and will not be counted towards the vote total for the election of directors.

What are "broker non-votes"?

        Broker non-votes occur when a beneficial owner of shares held in "street name" does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed "non-routine." Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be "routine," but not with respect to "non-routine" matters.

"Non-routine" matters are generally those involving a contest or a matter that may substantially affect the rights or privileges of shareholders, such as mergers or shareholder proposals.

How many votes are needed to approve the proposal?

        For the proposal relating to the election of Class III directors, the two nominees receiving the most "For" votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes "For" or "Withheld" will affect the outcome.

What is the quorum requirement?

        A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares of common stock as of the record date are present at the annual meeting in person or represented by proxy. On the record date, there were 90,345,021 shares outstanding and entitled to vote.

        Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the annual meeting to another date.

How can I find out the results of the voting at the annual meeting?

        Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the first annual report on Form 10-K or quarterly report on Form 10-Q filed following the annual meeting.

PROPOSALS

Election of Class III Directors

        The only proposal on the agenda for the annual meeting is the election of Joan C. McArdle and David M. McKenna as Class III directors, each of whom would serve a three-year term beginning at the annual meeting and ending at our 2011 Annual Meeting of Stockholders.

        Our by-laws provide that the board of directors is to be divided into three classes, with the classes serving for staggered three-year terms. In addition, our by-laws specify that the board has the authority to fix the number of directors. The number of directors currently is fixed at seven. The three director classes currently are as follows:

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  the Class I directors are Mark Fusco and Gary Haroian, and their terms will end at our 2009 Annual Meeting of Stockholders, which we currently expect to hold in December 2009;

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  the Class II directors are Don Casey, Stephen Jennings and Michael Pehl, and their terms will end at our 2010 Annual Meeting of Stockholders. and

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  the Class III directors are Ms. McArdle and Mr. McKenna, and their terms will end at the annual meeting.

        Vacancies on the board may be filled only by persons elected by a majority of the remaining directors. A director elected by the board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director's successor is duly elected and qualified.

        Each of the nominees for election at the annual meeting is currently a director who was previously elected by the stockholders. If elected at the annual meeting, each of the nominees will serve until the 2012 Annual Meeting and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. If either of the nominees is unable or unwilling to serve, proxies will be voted for such substitute nominee or nominees as the board may determine. We are not aware of any reason that any nominee will be unable or unwilling to serve.

        At the annual meeting, stockholders will be asked to consider the re-election of Ms. McArdle and Mr. McKenna as Class III directors. A brief biography of each of the director nominees, as of June 16, 2009, follows. You will find information about their stock holdings beginning on page 36.

Joan C. McArdle	Ms. McArdle has served as one of our directors since 1994. She has served as a senior vice president of Massachusetts Capital Resource Company, an investment company, since 2001, and served as a vice president of Massachusetts Capital Resource Company from 1985 to 2001. She holds an A.B. in English from Smith College. Ms. McArdle is 57 years old.
David M. McKenna
Mr. McKenna has served as one of our directors since 2006. He has been a partner of Advent International since 2003 and held various other positions at Advent International from 1992 to 2000. He was a principal at Bain Capital from 2000 to 2003. He holds a B.A. in English from Dartmouth College. Mr. McKenna is 41 years old.

        Neither of the director nominees is related by blood, marriage or adoption to any of our other directors, director nominees or executive officers, and neither is party to an arrangement or understanding with any person pursuant to which the nominee is to be selected or nominated for election as a director.

        Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The two nominees receiving the highest number of affirmative votes will be elected.

        The board recommends that you vote FOR the election of each named nominee.

 Other Matters

        The board of directors is not aware of any matter to be presented for action at the annual meeting other than the proposal described above. The board does not intend to bring any other matters before the annual meeting.

Stockholder Proposals for 2009 Annual Meeting

        Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at the 2009 Annual Meeting of Stockholders, which we currently intend to hold in December 2009, pursuant to Rule 14a-8 under the Securities Exchange Act must be received by our Secretary at our principal executive offices at 200 Wheeler Road, Burlington, Massachusetts 01803, by no later than October 1, 2009. If a stockholder wishes to bring a matter before the stockholders at the 2009 Annual Meeting but does not notify us before October 1, 2009, for all proxies we receive, the proxyholders will have discretionary authority to vote on the matter, including discretionary authority to vote in opposition to the stockholder's proposal.

        If a stockholder wishes to present a proposal before the 2009 Annual Meeting but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card in accordance with Rule 14a-8, the stockholder must also give written notice to our Secretary at the address noted above. Our Secretary must receive the notice not earlier than 90 days prior to the 2009 Annual Meeting and not later than the later of (a) sixty days prior to the 2009 Annual Meeting and (b) ten days following the date on which we first publicly announce the date of the 2009 Annual Meeting.

EXECUTIVE OFFICERS

        A brief biography of each of our executive officers, as of June 16, 2009, follows:

Mark E. Fusco President and Chief Executive Officer	Mr. Fusco has served as our President and Chief Executive Officer since January 2005 and as one of our directors since 2003. He served as president and chief operating officer of Ajilon Consulting, an information technology consulting firm, from May 2002 to January 2005, and as executive vice president of Ajilon Consulting from 1999 to 2002. He was a co-founder of Software Quality Partners, an information technology consulting firm specializing in software quality assurance and testing that was acquired by Ajilon Consulting in 1999, and served as president of Software Quality Partners from 1994 to 1999. From 1994 to 1999, he also served as president of Analysis and Computer Systems, Inc., a producer of simulation and test equipment for digital communications in the defense industry. Mr. Fusco was a professional ice hockey player for the Hartford Whalers of the National Hockey League, and was a member of the 1984 U.S. Olympic ice hockey team. He holds a B.A. in Economics from Harvard College and an M.B.A. from the Harvard Graduate School of Business Administration. Mr. Fusco is 48 years old.

Antonio J. Pietri Executive Vice President, Field Operations

Mr. Pietri has served as our Executive Vice President, Field Operations since July 2007. He served as our Senior Vice President and Managing Director for the APAC Region from 2002 to June 2007 and held various other positions with our company from 1996 until 2002. From 1992 to 1996, he was at Setpoint Systems, Inc., which we acquired, and before that he worked at ABB Simcon and AECTRA Refining and Marketing, Inc. He holds an M.B.A. from the University of Houston and a B.S. in Chemical Engineering from the University of Tulsa. Mr. Pietri is 43 years old.

Frederic G. Hammond Senior Vice President, General Counsel and Secretary

Mr. Hammond has served as our Senior Vice President, General Counsel and Secretary since July 2005. From February to June 2005, he was a partner at the law firm of Hinckley, Allen & Snyder LLP in Boston, Massachusetts. From 1999 through August 2004, he served as vice president, business affairs and general counsel of Gomez Advisors, Inc., a performance management and benchmarking technology services firm. From 1992 to 1999, he served as general counsel of Avid Technology, Inc., a provider of digital media creation, management and distribution solutions. Prior to 1992, he was an attorney with the law firm of Ropes & Gray LLP in Boston, Massachusetts. He holds a B.A. from Yale College and a J.D. from Boston College Law School. Mr. Hammond is 49 years old.

Manolis E. Kotzabasakis Senior Vice President, Sales and Strategy

Mr. Kotzabasakis has served as our Senior Vice President, Sales and Strategy since July 2007. He served as our Senior Vice President, Worldwide Sales and Business Development from January 2005 to June 2007, Senior Vice President, Marketing and Strategy from July 2004 to December 2004, Senior Vice President, Engineering Business Unit from 2002 to 2004, Vice President of Aspen Engineering Suite of Products, Research and Development from 1998 to 2002 and Director of Advanced Process Design Group from 1997 to 1998. He holds a B.Sc. in Chemical Engineering from the National Technical University of Athens and an M.Sc. and Ph.D. in Chemical Engineering from the University of Manchester Institute of Science and Technology. Mr. Kotzabasakis is 49 years old.

Blair F. Wheeler Senior Vice President, Marketing

Mr. Wheeler has served as our Senior Vice President, Marketing since February 2005. From 2000 to January 2005, he served as vice president, marketing of Relicore, Inc., a provider of enterprise information technology infrastructure management software that he co-founded. From 1998 to 2000, he served as vice president, business development for Webline Communications Corp., an Internet communications infrastructure and applications company that was acquired by Cisco Systems, Inc. in 1999. From 1993 to 1998, he was head of product marketing and business development for the broadcast products division of Avid Technology,  Inc., a provider of digital media creation, management and distribution solutions. He was also previously a management consultant with The Boston Consulting Group and a geologist for Amoco Production Company International. He holds a B.S. in Geology and Geophysics from Yale College and an M.B.A. from the Harvard Graduate School of Business Administration. Mr. Wheeler is 50 years old.

        There are no family relationships among any of the directors or executive officers.

        None of the executive officers is related by blood, marriage or adoption to any of our other directors, director nominees or executive officers

EXECUTIVE COMPENSATION

Executive Compensation Tables

  Summary Compensation Table

        The following table summarizes information regarding compensation earned during the last three fiscal years by the named executive officers, who consist of Mark Fusco, our chief executive officer throughout fiscal 2008, and our four other most highly compensated executive officers in fiscal 2008.

        Bradley Miller, one of the named executive officers, stepped down from his position with us in February 2009. We have initiated a search for a new chief financial officer. During the transition period from February 2009 until our appointment of a new chief financial officer, Mr. Fusco is fulfilling the functions of our principal financial officer and principal accounting officer.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Mark E. Fusco	2008	$500,000	$—	$236,520	$1,460,695	$420,000	$3,305	$2,620,520
President and	2007	450,000	11,250	414,508	1,380,267	838,750	2,250	3,097,025
Chief Executive Officer	2006	400,000	—	—	1,079,717	900,000	4,250	2,383,967
Bradley T. Miller	2008	300,000	—	173,750		151,813	4,332	629,895
Senior Vice President and	2007	215,769	—	140,933	113,444	209,668	2,922	682,736
Chief Financial Officer
Antonio J. Pietri Executive Vice President, Field Operations	2008	275,000	—	23,652	141,864	275,000	302,281	1,017,797
Manolis E. Kotzabasakis	2008	250,000	—	28,382	192,100	224,990	24,370	719,842
Senior Vice President,	2007	250,000	—	49,741	410,157	239,015	3,885	952,798
Sales and Strategy	2006	230,000	—	—	371,179	169,730	3,429	774,338
Frederic G. Hammond Senior Vice President, General Counsel, and Secretary	2008	250,000	—	28,382	246,904	140,000	2,808	668,094

(1)
The amount shown for Mr. Fusco in fiscal 2007 represents a discretionary bonus earned by Mr. Fusco in fiscal 2007 but paid to him in July 2007. Amounts shown exclude performance-based incentive payments, which are included in "Non-Equity Incentive Plan Compensation."

(2)
The amounts shown represent compensation expense recognized for financial statement purposes under Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, or SFAS No. 123R, with respect to stock options granted to the named executive officers. Each stock option was granted with an exercise price equal to the fair market value of our common stock on the grant date. For a description of the assumptions relating to our valuations of the stock options, see Note 9 to the Consolidated Financial Statements.

(3)
Amounts shown consist of awards based on performance under our Executive Annual Incentive Bonus Plan and Operations Executives Plan. For additional information regarding these awards, see "Compensation Discussion and Analysis—Annual Cash Bonus." The amounts earned in fiscal 2008, 2007 and 2006 were paid on September 15, 2008, July 31, 2007 and September 15, 2006, respectively.

(4)
For named executive officers, amounts shown include matching contributions under our 401(k) deferred savings retirement plan, and the amount shown for Mr. Pietri includes payments related to his former expatriate assignment as Senior Vice President of Regional Sales and Services in Shanghai, China prior to relocation to Burlington, Massachusetts in July 2007, consisting of: (a) $81,885 for reimbursement of his relocation and housing expenses in connection with his move from Shanghai to Burlington; (b) $1,500 for expatriate executive transition and hardship assistance payments; (c) $146,022 in related Chinese tax payments; (d) $44,260 for applicable federal, state and medical tax gross ups; (e) $23,549 in tax equalization payments for expatriate benefits (f) $786 for foreign goods and services adjustments; and (g) $4,279 in matching contributions under our 401(k) deferred savings retirement plan.

  Grants of Plan-Based Awards

        The following table sets forth information regarding incentive compensation we granted to the named executive officers during fiscal 2008.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Threshold ($)	Target ($)	Maximum ($)
Mark E. Fusco	$210,000	$600,000	$915,000
Bradley T. Miller	61,250	175,000	266,875
Antonio J. Pietri	61,250	275,000	419,375
Manolis E. Kotzabasakis	23,000	230,000	327,750
Frederic G. Hammond	49,000	140,000	213,500

(1)
Consists of performance-based cash incentive bonus awards under the Executive Annual Incentive Bonus Plan and Operations Executives Plan. Actual amounts of awards are set forth in the summary compensation table above.

        Each of the named executive officers other than Mr. Kotzabasakis participated in our Executive Annual Incentive Bonus Plan, or the Executive Plan. Amounts payable under the Executive Plan are based in part on meeting corporate operating income targets. The corporate operating income component was weighted at 60% to 70% of the overall bonus for both fiscal 2009 and 2008, and measures the extent to which we achieve a corporate operating income target amount. For both fiscal 2009 and 2008, the Executive Plan includes both a minimum operating income threshold of 80% of the target amount, which must be met in order for any bonus to be paid under the Executive Plan, and a maximum operating income threshold, above which no additional bonus would be earned. Amounts payable under the Executive Plan correspond to the applicable executive's base salary, with those with broader scope typically being compensated at a higher level. The annual corporate operating income target is contained in the business plan adopted by the board of directors. Bonuses attributable to the corporate operating income component are paid annually.

        Amounts payable under the Executive Plan are also based in part on whether an individual met specific performance goals. Individual objectives were weighted at 30% to 40% for both fiscal 2009 and 2008, and measures the extent to which an individual achieved performance objectives established specifically for that executive officer. The performance objectives are necessarily tied to the particular functional responsibilities of the individual, and his performance in fulfilling those responsibilities.

        Mr. Kotzabasakis participated in the Operations Executives Plan, or Operations Plan. Amounts payable under the Operations Plan are based in part on meeting corporate operating income targets and specific individual performance goals. Bonuses attributable to these components are paid annually.

        The corporate operating income component was weighted at 20% of the overall bonus for both fiscal 2009 and 2008, and measures the extent to which we achieve a corporate operating income target amount. For both fiscal years, the plan includes both a minimum operating income threshold of 80% of the target amount, which was required to be met in order for any bonus to be paid under the Operations Plan, and a maximum operating income threshold, above which no additional bonus would be earned.

        Individual objectives were weighted at 5% for both fiscal 2009 and 2008, and measure the extent to which an individual achieved performance objectives established specifically for that executive officer.

Payments based on this component were capped at the executive officers' respective target bonus amounts. The performance objectives are necessarily tied to the particular functional responsibilities of the individual and his performance in fulfilling those responsibilities.

        The regional performance component was weighted at 75% of the overall bonus for both fiscal 2009 and fiscal 2008, and measures the extent to which we achieved performance objectives for the region(s) for which the executive is responsible. Bonuses attributable to the regional performance component are paid as quarterly commissions based on quarterly regional or consolidated financial results.

        In October 2006, the compensation committee approved grants to named executive officers of restricted stock units that would vest, subject to our achieving specified performance goals in the fiscal year ending June 30, 2007, as to 25% upon announcement of our earnings for fiscal 2007, with the balance vesting in twelve equal quarterly installments thereafter. Additionally, in October 2006, the compensation committee granted to named executive officers stock options having an exercise price of $10.42 per share of common stock and vesting in sixteen quarterly installments. In approving these grants, the compensation committee considered each named executive officer's level of responsibility within our company, the individual performance of the officer and competitive industry practice, as indicated by market data for companies that the compensation committee identified as being comparable.

  Outstanding Equity Awards at Fiscal Year End

        The following table sets forth information as to options exercised during fiscal 2008, and unexercised options held at the end of such fiscal year, by the named executive officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	OPTION AWARDS				STOCK AWARDS
	Number of Securities Underylying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)(2)	Option Expiration Date(3)	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)
Mark E. Fusco	24,000	—	$8.12	12/10/2013	—	—
	17,452	—	5.73	3/21/2015	—	—
	82,548	—	5.73	3/21/2015	—	—
	52,356	17,452	5.73	3/21/2015	—	—
	835,144	95,048	5.73	3/21/2015	—	—
	240,625	109,375	5.27	9/15/2015	—	—
	103,125	46,875	5.27	9/15/2015	—	—
	—	—	—	11/17/2013	56,250	$748,125
	87,500	102,862	10.42	11/17/2016	—	—
	—	9,638	10.42	11/17/2016	—	—
Bradley T. Miller	25,442	19,192	10.42	11/17/2016	—	—
	18,308	37,058	10.42	11/17/2016	—	—
				11/17/2013	19,125	254,363
Antonio J. Pietri	4,000	—	14.13	note (6)	—	—
	4,000	—	8.50	9/1/2009	—	—
	6,000	—	14.05	4/10/2011	—	—
	5,188	—	3.25	8/17/2013	—	—
	15,088	3,125	6.57	10/14/2014	—	—
	3,781	—	6.57	10/14/2014	—	—
	6,250	10,433	5.27	9/15/2015	—	—
	9,375	5,192	5.27	9/15/2015	—	—
	8,750	2,610	10.42	11/17/2016	—	—
	—	8,640	10.42	11/17/2016	—	—
	—	—	—	11/17/2016	5,625	74,813

	OPTION AWARDS				STOCK AWARDS
	Number of Securities Underylying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)(2)	Option Expiration Date(3)	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)
Manolis E. Kotzabasakis	14,000	—	$14.13	note (6)	—	—
	7,500	—	15.44	2/9/2009	—	—
	2,873	—	8.50	9/1/2009	—	—
	2,981	—	30.75	10/18/2010	—	—
	4,519	—	30.75	10/18/2010	—	—
	9,998	—	14.05	4/10/2011	—	—
	2	—	14.05	4/10/2011	—	—
	7,674	—	2.98	8/18/2012	—	—
	545	—	2.98	8/19/2012	—	—
	4,326	—	2.98	8/18/2012	—	—
	2	—	2.98	8/19/2012	—	—
	25,000	—	2.50	12/22/2012	—	—
	33,739	—	2.75	8/17/2013	—	—
	12,311	—	2.85	8/17/2013	—	—
	23,863	—	2.85	8/17/2013	—	—
	55,400	—	2.85	8/17/2013	—	—
	28,761	—	2.75	8/17/2013	—	—
	79,537	—	2.85	8/17/2013	—	—
	32,963	—	2.85	8/17/2013	—	—
	1,137	—	2.85	8/17/2013	—	—
	30,777	—	2.75	8/17/2013	—	—
	26,250	—	6.57	10/14/2014	—	—
	7,500	3,750	6.57	10/14/2014	—	—
	4,964	15,000	5.27	9/15/2015	—	—
	40,036	10,000	5.27	9/15/2015	—	—
	10,500	6,960	10.42	11/17/2016	—	—
	—	—	—	11/17/2013	6,750	$89,775
	—	6,540	10.42	11/17/2016	—	—
Frederic G. Hammond	12,779	—	5.27	9/15/2015	—	—
	11,942	5,971	5.27	9/15/2015	—	—
	77,221	10,000	5.27	9/15/2015	—	—
	56,808	25,279	5.27	9/15/2015	—	—
	10,500	8,859	10.42	11/17/2016	—	—
	—	4,641	10.42	11/17/2016	—	—
	—	—	—	11/17/2013	6,750	89,775

(1)
Each option has an exercise price equal to the fair market value of our common stock at the time of grant.

(2)
Each option that had not fully vested as of June 30, 2008 becomes exercisable, subject to the optionee's continued employment with us, over a four-year period in equal quarterly installments, with the exception of the option grant to Mr. Fusco on March 21, 2005 for 1,100,000 shares, of which 500,000 vested immediately and 600,000 vested over a four-year period in equal quarterly installments.

(3)
The expiration date of each option occurs ten years after the grant of such option.

(4)
Each restricted stock unit becomes exercisable subject to the holder's continued employment with us as to 25% on achievement of specified performance goals and the balance in twelve equal quarterly installments thereafter.

(5)
The closing price of our common stock on The Pink OTC Markets, Inc. on June 30, 2008 was $13.30.

  Option Exercises and Stock Vested

        The named executive officers did not exercise any options during fiscal 2008. The table below details shares of common stock that vested under restricted stock units during fiscal 2008.

	2008 Shares Vested
	Number of Shares Acquired on Vesting ($)(1)	Value Realized on Vesting ($)
Mark E. Fusco	$43,750	$628,188
Bradley T. Miller	14,875	213,584
Antonio J. Pietri	4,375	62,819
Manolis E. Kotzabasakis	5,250	75,383
Frederic G. Hammond	5,250	75,383

    (1)
    With respect to shares acquired upon vesting of restricted stock units, each named executive elected to have shares withheld to pay associated income taxes. The number of shares reported represents the gross number prior to withholding of such shares.

Compensation Discussion and Analysis

        The compensation committee of our board of directors oversees our executive compensation program. In this role, the compensation committee is responsible for determining compensation of our executive officers for each fiscal year.

  Objectives and Philosophy of Our Executive Compensation Program

        AspenTech has a total compensation philosophy designed to provide compensation that is linked to performance, competitive with other companies in the markets in which we compete, and perceived to be fair and equitable, and that can be sustained in all business environments. The compensation policies established by the compensation committee have been designed to link executive compensation to the attainment of specific performance goals and to align the interests of executive officers with those of our stockholders. The policies are also designed to allow us to attract and retain senior executives critical to our long-term success by providing competitive compensation packages and recognizing and rewarding individual contributions, to ensure that executive compensation is aligned with corporate strategies and business objectives, and to promote the achievement of key strategic and financial performance measures.

        To achieve these objectives, the compensation committee evaluates our executive compensation program with the goal of setting compensation at levels the compensation committee believes are competitive with those of other companies in our industry and regions that compete with us for executive talent. In addition, our executive compensation program ties a substantial portion of each executive's overall compensation to key strategic, financial and operational goals such as growth and penetration of customer base and financial and operational performance, as measured by metrics such as revenue and profitability. We also provide a portion of our executive compensation in the form of stock options and restricted stock units that vest over time, which we believe helps to retain our executives and aligns their interests with those of our stockholders by allowing the executives to participate in the longer term success of our company through stock price appreciation.

        In making compensation decisions, the compensation committee reviewed information on practices, programs and compensation levels implemented by publicly traded software companies. This peer group consists of companies the compensation committee believes are generally comparable to our company and against which the compensation committee believes we compete for executive talent. The composition of the peer group is reviewed and updated periodically by the compensation committee. The companies included in this peer group as of June 30, 2008 were:

Agile Software Corporation	Manhattan Associates, Inc.
ANSYS, Inc.	Mentor Graphics Corporation
Epicor Software Corporation	Parametric Technology Corporation
i2 Technologies, Inc.	Progress Software Corporation
Informatica Corporation	QAD Inc.
JDA Software Group, Inc.	TIBCO Software Inc.
Lawson Software, Inc.	webMethods, Inc.

        In fiscal 2008, we did not engage any compensation consultants in determining or recommending the amount or form of executive or director compensation.

        We consider actual realized compensation received in determining if our compensation programs are meeting their objectives. We do not typically reduce compensation plan targets because of compensation realized from prior awards, however, as we do not want to create a disincentive for exceptional performance.

  Components of Our Executive Compensation Program

        Our executive compensation program includes the following elements:

  •
  base salary;

  •
  annual discretionary and performance-based cash bonuses;

  •
  stock options and restricted stock units;

  •
  insurance, retirement and other employee benefits; and

  •
  severance and change-of-control benefits.

        We have no formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, the compensation committee exercises its judgment and discretion in determining what it believes to be the appropriate level and mix of the various compensation components. The committee also has a practice of reviewing its recommendations with the full board before making its final compensation determinations.

  Base Salary

        We establish base salaries at competitive market rates to attract and retain the caliber of talent necessary for our success. Base salary is used to recognize the performance, skills, knowledge, experience and responsibilities required of all our employees, including our executive officers. When establishing base salaries of our executive officers for fiscal 2009 and 2008, the compensation committee considered the survey data of compensation in the peer group, as well as a variety of other factors, including the experience and performance of the executive, the scope of the executive's responsibility, and the base salary of the executive at his prior employment, where applicable. Generally, we believe that our executives' base salaries should be targeted near the median of the range of salaries for executives in similar positions at comparable companies.

        The compensation committee reviews the base salaries of our executive officers at least annually, and adjusts base salaries from time-to-time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

  Annual Cash Bonus

        We have two annual incentive bonus plans for our executives: the Executive Annual Incentive Bonus Plan, which we refer to below as the Executive Plan, and the Operations Executives Plan, which we refer to as the Operations Plan. The participants in the Executive Plan consist of our chief executive officer and the executives reporting directly to our chief executive officer, except for executives who participate in the Operations Plan. Each of our named executive officers participated in the Executive Plan for fiscal 2008, except for Mr. Kotzabasakis, who participated in the Operations Plan. For fiscal 2009, Messrs. Fusco, Pietri and Hammond are participating in the Executive Plan and Mr. Kotzabasakis is participating in the Operations Plan.

  Executive Plan

        Amounts earned under the executive bonus plan are payable in cash and directly tied to achievement of corporate financial targets and attainment of individual performance goals.

        Amounts payable under the Executive Plan are based in part on meeting corporate operating income targets. The corporate operating income component was weighted at 60% to 70% of the overall bonus for both fiscal 2009 and 2008, and measures the extent to which we achieve a corporate operating income target amount. For both fiscal 2009 and 2008, the Executive Plan includes both a minimum operating income threshold of 80% of the target amount, which must be met in order for any bonus to be paid under the Executive Plan, and a maximum operating income threshold, above which no additional bonus would be earned. Amounts payable under the Executive Plan correspond to the applicable executive's base salary, with those with broader scope typically being compensated at a higher level. The annual corporate operating income target is contained in the business plan adopted by the board of directors. Bonuses attributable to the corporate operating income component are paid annually.

        Amounts payable under the Executive Plan are also based in part on whether an individual met specific performance goals. Individual objectives were weighted at 30% to 40% for both fiscal 2009 and 2008, and measure the extent to which an individual achieved performance objectives established specifically for that executive officer. The performance objectives are necessarily tied to the particular functional responsibilities of the individual, and his performance in fulfilling those responsibilities.

        The compensation committee reviews with the board and approves the individual performance goals for each executive under the Executive Plan. The chief executive officer develops individual goals for the executives reporting to him, subject to the compensation committee's review and approval. The compensation committee establishes goals for the chief executive officer. We do not have a general policy regarding the adjustment of compensation following a restatement or adjustment of our performance measures. The threshold level for being awarded a bonus pursuant to the Executive Plan can be characterized as demanding, while the maximum goal contemplates compliance with challenging requirements.

  Operations Plan

        Amounts earned under the Operations Plan are payable in cash and directly tied to achievement of corporate financial targets and regional performance objectives.

        Amounts payable under the Operations Plan are based in part on meeting corporate operating income targets and specific individual performance goals. Bonuses attributable to these components are paid annually.

        The corporate operating income component was weighted at 20% of the overall bonus for both fiscal 2009 and 2008, and measures the extent to which we achieve a corporate operating income target amount. For both fiscal years, the plan includes both a minimum operating income threshold of 80% of the target amount, which was required to be met in order for any bonus to be paid under the Operations Plan, and a maximum operating income threshold, above which no additional bonus would be earned.

        Individual objectives were weighted at 5% for both fiscal 2009 and 2008, and measure the extent to which an individual achieved performance objectives established specifically for that executive officer. Payments based on this component were capped at the executive officers' respective target bonus amounts. The performance objectives are necessarily tied to the particular functional responsibilities of the individual and his performance in fulfilling those responsibilities.

        The regional performance component was weighted at 75% of the overall bonus for both fiscal 2009 and fiscal 2008, and measures the extent to which we achieved performance objectives for the region(s) for which the executive is responsible. Bonuses attributable to the regional performance component are paid as quarterly commissions based on quarterly regional or consolidated financial results.

        The compensation committee approves the performance goals for each executive, the weighting of various goals for each executive, and the formula for determining potential bonus amounts based on achievement of those goals. Our chief executive officer was responsible for developing, and assessing compliance with, the individual performance goals for each executive participating in the Operations Plan for fiscal 2008. In fiscal 2009, our chief executive officer and the executive vice president for field operations are responsible for developing, and assessing compliance with, the individual performance goals for each executive participating in the Operations Plan. The threshold level for being awarded a bonus pursuant to the Operations Plan can be characterized as demanding, while the maximum goal contemplates compliance with challenging requirements.

  Stock Options and Restricted Stock Units

        Our equity award program is the primary vehicle for offering long-term incentives to our executives. We believe that equity grants help to align the interests of our executives and our stockholders, provide our executives with a strong link to our long-term performance and create an ownership culture. In addition, the vesting feature of our equity grants should further our goal of executive retention by providing an incentive to an executive to remain in our employ during the vesting period. In determining the size of equity grants to our executives, our compensation committee considers comparative share ownership of executives in our compensation peer group, our company-level performance, the individual executive's performance, the amount of equity previously awarded to the executive, the vesting status of the previous awards and the recommendations of the chief executive officer.

        We typically make an initial equity award of stock options to new executives and an annual equity program grant as part of our overall compensation program. All grants of options and restricted stock units to our executives are approved by the compensation committee.

        Our equity awards typically have taken the form of stock options and restricted stock units. The compensation committee reviews all components of an executive's compensation when determining annual equity awards to ensure that the executive's total compensation conforms to our overall philosophy and objectives.

        We set the exercise price of all stock option grants to equal the prior day's closing price of our common stock. Typically, the stock options we grant to our executives vest pro rata over the first sixteen quarters of a ten-year option term. Vesting and exercise rights cease shortly after termination of employment except in the case of death or disability. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

        In October 2006, the compensation committee approved grants to named executive officers of restricted stock units that would vest, subject to our achieving specified performance goals in the fiscal year ending June 30, 2007, as to 25% upon announcement of our earnings for fiscal 2007, with the balance vesting in twelve equal quarterly installments thereafter. Additionally, in October 2006, the compensation committee granted to named executive officers stock options having an exercise price of $10.42 per share of common stock and vesting in sixteen quarterly installments. In approving these grants, the compensation committee considered each named executive officer's level of responsibility within our company, the individual performance of the officer and competitive industry practice, as indicated by market data for companies that the compensation committee identified as being comparable.

        We do not have any equity ownership guidelines for our executives.

  Benefits and Other Compensation

        We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. Our named executive officers are not entitled to benefits that are not otherwise available to all employees.

  Severance and Change-in-Control Benefits

        Pursuant to executive retention agreements we have entered into with each of our named executive officers and to the provisions of our option agreements, those executives are entitled to specified benefits in the event of the termination of their employment under specified circumstances, including termination following a change in control of our company. We have provided more detailed information about these benefits, along with estimates of value under various circumstances, in the table below under "Potential Payments Upon Termination or Change in Control."

        We believe these agreements assist in maintaining a competitive position in terms of attracting and retaining key executives. The agreements also support decision-making that is in the best interests of our stockholders, and enable our executives to focus on company priorities. We believe that our severance and change in control benefits are generally in line with prevalent peer practice with respect to severance packages offered to executives.

        Except with respect to our chief executive officer, our practice in the case of change-of-control benefits under the executive retention agreements has been to structure these as "double trigger" benefits. In other words, the change in control does not itself trigger benefits; rather, benefits are paid only if the employment of the executive is terminated under the circumstances described below during a specified period after the change in control. We believe a "double trigger" benefit maximizes shareholder value because it prevents an unintended windfall to executives in the event of a friendly change in control, while still providing them appropriate incentives to cooperate in negotiating any change in control in which they believe they may lose their jobs.

  Role of Executive Officers in the Compensation Process

        Our senior vice president, human resources confers with the chief executive officer and the compensation committee to provide a market perspective on the competitive landscape and needs of the business and compensation levels in the peer group and relevant market surveys.

        Our chief executive officer provides the compensation committee with his perspective on the performance of other executive officers. Based on his judgment and experience, our chief executive officer recommends specific compensation amounts and awards for the other executive officers, and the compensation committee considers those recommendations and makes the ultimate decision.

        The compensation committee independently establishes the compensation of the chief executive officer, who is not present during discussions where his compensation is established.

  Tax and Accounting Considerations

        Section 162(m) of the Internal Revenue Code of 1986 (IRC) generally disallows a tax deduction to a publicly traded company for certain compensation in excess of $1,000,000 paid to our chief executive officer and our four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met.

        We periodically review the potential consequences of IRC Section 162(m), and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. The compensation committee in its judgment may, however, authorize compensation payments that do not comply with the exemptions in IRC Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Potential Payments Upon Termination or Change in Control

        On December 7, 2004, we entered into an employment agreement with Mark E. Fusco, pursuant to which Mr. Fusco agreed to serve as our President and Chief Executive Officer. Under this agreement, in the event of termination of Mr. Fusco's employment (other than for the reasons set forth below), including termination of his employment after a change in control (as defined below) or termination of employment by Mr. Fusco for "good reason" (which includes constructive termination, relocation, or reduction in salary or benefits), Mr. Fusco will be entitled to a lump sum severance payment equal to two times the sum of:

  •
  the amount of Mr. Fusco's annual base salary in effect immediately prior to notice of termination (or in the event of termination after a change in control, then the amount of his annual base salary in effect immediately prior to the change in control, if higher); and

  •
  the amount of the average of the annual bonuses paid to Mr. Fusco for the three years (or the number of years employed, if less) immediately preceding the notice of termination (or in the event of termination after a change in control, then the amount of the average annual bonuses paid to Mr. Fusco for the three years [or the number of years employed, if less] immediately prior to the change in control, if higher) or the occurrence of a change in control, as the case may be.

        In addition, in lieu of any further life, disability, and accident insurance benefits otherwise due to Mr. Fusco following his termination (other than for the reasons set forth below), including termination after a change in control, we will pay Mr. Fusco a lump sum amount equal to the estimated cost (as determined in good faith by us) to Mr. Fusco of providing such benefits, to the extent that Mr. Fusco is eligible to receive such benefits immediately prior to notice of termination, for a period of two years commencing on the date of termination. We will also pay all health insurance due to Mr. Fusco for a period of two years commencing on the date of termination.

        Mr. Fusco's employment agreement provides that the payments received by him relating to termination of his employment will be increased in the event that these payments would subject him to excise tax as a parachute payment under IRC Section 4999. The increase would be equal to an amount necessary for Mr. Fusco to receive, after payment of such tax, cash in an amount equal to the amount he would have received in the absence of such tax. However, the increased payment will not be made if the total severance payment, if so increased, would not exceed 110% of the highest amount that could be paid without causing an imposition of the excise tax. In that event, in lieu of an increased payment, the total severance payment will be reduced to such reduced amount. We have indemnified Mr. Fusco for the amount of any penalty applicable to any payments Mr. Fusco receives from us as a result of his termination that are imposed by IRC Section 409A.

        However, in the event that Mr. Fusco's employment is terminated for one or more of the following reasons, then Mr. Fusco will not be entitled to the severance payments described above:

  •
  by us for "cause" (as defined below);

  •
  by reason of Mr. Fusco's death or disability;

  •
  by Mr. Fusco without good reason (unless such resignation occurs within six months following a change in control); or

  •
  after Mr. Fusco shall have attained age 70.

        Under the terms of Mr. Fusco's employment agreement, in the event of a "potential change in control" (as defined below), Mr. Fusco agrees to remain in our employment until the earliest of:

  •
  three months after the date of such potential change in control;

  •
  the date of a change in control;

  •
  the date of termination by Mr. Fusco of his employment for good reason or by reason of death or retirement; and

  •
  our termination of Mr. Fusco's employment for any reason.

        For the purposes of Mr. Fusco's employment agreement, "cause" for our terminating Mr. Fusco means:

  •
  the willful and continued failure by Mr. Fusco to substantially perform his duties after written demand by the board;

  •
  willful engagement by Mr. Fusco in gross misconduct materially injurious to us; or

  •
  a plea by Mr. Fusco of guilty or no contest to a felony charge.

        For the purposes of Mr. Fusco's employment agreement, a "change in control" is deemed to have occurred if any of the following conditions shall have been satisfied:

  •
  continuing directors cease to constitute more than two-thirds of the membership of the board;

  •
  any person or entity acquires, directly or indirectly, beneficial ownership of 50% or more of the combined voting power of our then outstanding voting securities;

  •
  a change in control occurs of a nature that we would be required to report on a current report on Form 8-K or pursuant to Item 6(e) of Schedule 14A of Regulation 14A or any similar item, schedule or form under the Securities Exchange Act of 1934 (Exchange Act) , as in effect at the time of the change, whether or not we are then subject to such reporting requirement, including our merger or consolidation with any other corporation, other than:

  •
  a merger or consolidation where (1) our voting securities outstanding immediately prior to such transaction continue to represent 51% or more of the combined voting power of the voting securities of the surviving or resulting entity outstanding immediately after such transaction, and (2) our directors immediately prior to such merger or consolidation continue to constitute more than two-thirds of the membership of the board of directors of the surviving or combined entity following such transaction; or

  •
  a merger or consolidation effected to implement our recapitalization (or similar transaction) in which no person or entity acquires 25% or more of the combined voting power of our then outstanding securities; or

  •
  our stockholders approve a plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of our assets (or any transaction having a similar effect).

        For the purposes of Mr. Fusco's employment agreement, a "potential change in control" is deemed to have occurred if any of the following conditions shall have been satisfied:

  •
  we enter into an agreement, the consummation of which would result in the occurrence of a change in control;

  •
  we or anyone else publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a change in control;

  •
  any person or entity becomes the beneficial owner, directly or indirectly, of 15% or more of the combined voting power of our then outstanding securities (entitled to vote generally for the election of directors); or

  •
  the board adopts a resolution to the effect that, for purposes of Mr. Fusco's employment agreement, a "potential change in control" has occurred.

        On October 28, 2005, we entered into an amendment to our employment agreement with Mr. Fusco. This amendment provides that in the event Mr. Fusco becomes entitled, on the terms and conditions set forth in the employment agreement, to receive a severance payment upon termination of his employment, such a payment must be made within 30 days after the Date of Termination (as defined in the employment agreement). Notwithstanding the foregoing, if the severance payment will constitute "nonqualified deferred compensation" subject to the provisions of IRC Section 409A, then the payment instead will be due within 15 days after the earlier of (i) the expiration of six months and one day following the Date of Termination or (ii) Mr. Fusco's death following the Date of Termination. Mr. Fusco's agreement was amended and restated on October 3, 2007 to comply with the applicable provisions of IRC Section 409A.

        On September 26, 2006, we entered into executive retention agreements with the following executive officers: Bradley T. Miller, our Senior Vice President and Chief Financial Officer; Antonio J. Pietri, our Executive Vice President of Field Operations; Manolis E. Kotzabasakis, our Senior Vice President, Sales and Strategy; and Frederic G. Hammond, our Senior Vice President, General Counsel, and Secretary; each of whom we refer to as a specified executive.

        Pursuant to the terms of each executive retention agreement, if the specified executive's employment is terminated prior to a change in control without cause, the specified executive will be entitled to the following:

  •
  payment of an amount equal to the specified executive's annual base salary then in effect, payable over twelve months;

  •
  payment of an amount equal to the specified executive's total target bonus for the fiscal year, pro-rated for the portion of the fiscal year elapsed prior to termination, payable in one lump sum;

  •
  payment of an amount equal to the cost to the specified executive of providing life, disability and accident insurance benefits, payable in one lump sum, for a period of one year; and

  •
  continuation of medical, dental and vision insurance coverage to which the specified executive was entitled prior to termination for a period of one year.

        In the event the specified executive's employment is terminated within twelve months following a change in control without cause or by the specified executive for good reason (which includes constructive termination, relocation, a reduction in salary or benefits, or our breach of any employment agreement with the specified executive or a failure to pay benefits when due), then the specified executive shall be entitled to the following:

  •
  payment of an amount equal to the sum of the specified executive's annual base salary then in effect and the specified executive's target bonus for the then-current fiscal year, payable in a single installment;

  •
  payment of an amount equal to the cost to the specified executive of providing life, disability and accident insurance benefits, payable in a single installment, for a period of one year;

  •
  continuation of medical, dental and vision insurance coverage to which the specified executive was entitled prior to termination for a period of one year; and

  •
  full vesting of (a) all of the specified executive's options to purchase shares of our stock, which options may be exercised by the specified executive for a period of twelve months following the date of termination and (b) all restricted stock and restricted stock units then held by the specified executive.

        Each executive retention agreement provides that the total payments received by the specified executive relating to termination of his employment will be reduced to an amount equal to the highest amount that could be paid to the specified executive without subjecting such payment to excise tax as a parachute payment under IRC Section 409A, provided that no reduction shall be made if the amount by which these payments are reduced exceeds 110% of the value of any additional taxes that the specified executive would incur if the total payments were not reduced.

        For the purposes of each agreement:

  •
  "change in control" means (a) the acquisition of 50% or more of either the then-outstanding shares of our common stock or the combined voting power of our then-outstanding securities, (b) such time as the members of the board immediately prior to the change in control do not continue to constitute the majority of our directors following the change in control, (c) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving our company, unless the transaction would not result in a change in ownership of 50% or more of both our then-outstanding common stock and the combined voting power of our then-outstanding securities; or (d) our liquidation or dissolution;

  •
  "cause" means (a) the willful and continued failure by a specified executive to substantially perform his duties for us after delivery by the board of a written demand for performance (other than any such failure resulting from the executive's incapacity due to physical or mental illness, or any such failure after the executive gives us notice of termination for good reason), and a failure by the specified executive to cure the performance failure within 30 days; or (b) the willful engaging by the specified executive in gross misconduct that is demonstrably and materially injurious to us; and

  •
  "good reason" means constructive termination of the specified executive, relocation, a reduction in the specified executive's salary or benefits, our breach of any employment agreement with the specified executive or our failure to pay benefits when due.

        Each executive retention agreement terminates on the earliest to occur of (a) July 31, 2009, (b) the first anniversary of a change in control, and (c) our payment of all amounts due to the specified executive following a change in control. Each agreement is subject to automatic renewal on August 1 of each year, unless we give notice of termination at least seven days prior to the renewal date.

        The following table sets forth estimated compensation that would have been payable to each of these officers as severance or upon a change in control of our company under three alternative scenarios, assuming the termination triggering severance payments or a change in control took place on June 30, 2008:

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

Name		Cash Payment ($)(1)	Accelerated Vesting of Stock Options ($)(2)	Accelerated Vesting of Restricted Stock Units ($)(3)	Welfare Benefits ($)(4)	Total ($)
Mark E. Fusco
•	Termination without cause or with good reason prior to change in control	$2,302,032	—	—	$37,216	$2,339,248
•	Change in control only	—	—	—	—	—
•	Change in control with termination without cause or with good reason	2,302,032	$2,430,313	$748,125	37,216	5,517,686
Bradley T. Miller
•	Termination without cause or with good reason prior to change in control (5)	476,016	—	—	18,608	494,624
•	Change in control only	—	—	—	—	—
•	Change in control with termination without cause or with good reason	476,016	162,000	254,363	18,608	910,987
Antonio J. Pietri
•	Termination without cause or with good reason prior to change in control	551,016	—	—	18,608	569,624
•	Change in control only	—	—	—	—	—
•	Change in control with termination without cause or with good reason	551,016	178,900	74,813	18,608	823,337
Manolis E. Kotzabasakis
•	Termination without cause or with good reason prior to change in control	481,016	—	—	18,608	499,624
•	Change in control only	—	—	—	—	—
•	Change in control with termination without cause or with good reason	481,016	264,868	89,775	18,608	854,267
Frederic G. Hammond
•	Termination without cause or with good reason prior to change in control	391,016	—	—	18,186	409,202
•	Change in control only	—	—	—	—	—
•	Change in control with termination without cause or with good reason	391,016	370,118	89,775	18,186	869,095

(1)
Amounts shown reflect payments based on salary and bonus as well as payment of estimated cost of life, disability and accident insurance benefits during the agreement period.

(2)
Amounts shown represent the value of stock options upon the applicable triggering event described in the first column. The value of stock options is based on the difference between the exercise price of the options and $13.30, which was the closing price of the common stock on The Pink OTC Markets, Inc. on the last trading day of fiscal 2008, June 30, 2008.

(3)
Amounts shown represent the value of restricted stock units upon the applicable triggering event described in the first column, based on the closing price of the common stock on The Pink OTC Markets, Inc. on the last trading day of fiscal 2008, June 30, 2008.

(4)
Amounts shown represent the estimated cost of providing employment-related benefits during the agreement period.

(6)
Mr. Miller stepped down during the third quarter of fiscal 2009, and he was paid in accordance with his rentention agreement: $300,000 base annual salary; $131,250 for a pro-rated portion of the fiscal 2009 target bonus; $38,380 in vacation benefits; and $15,556 in health care benefits.

 BOARD OF DIRECTORS

Biographical Information

        Our Class I and Class II directors will continue in office following the annual meeting. The terms of our Class I directors will end at our 2009 Annual Meeting of Stockholders, and the terms of our Class II directors will end at our 2010 Annual Meeting of Stockholders. Mark E. Fusco and Gary E. Haroian are Class I directors and Donald P. Casey, Stephen M. Jennings and Michael Pehl are Class II directors. Brief biographies of these directors as of June 16, 2009 follow. You will find information about their stock holdings beginning on page 36.

Donald P. Casey	Mr. Casey has served as one of our directors since 2004. Since 2001, Mr. Casey has been an information strategy and operations consultant to technology and financial services companies. From 2000 to 2001, Mr. Casey served as president and chief operating officer of Exodus Communications, Inc., an Internet infrastructure services provider. From 1991 to 1999, Mr. Casey served as chief technology officer and president of Wang Global, Inc. Mr. Casey previously held executive management positions at Lotus Development Corporation, Apple Computer, Inc. and International Business Machines Corporation. He holds a B.S. in Mathematics from St. Francis College. Mr. Casey is 63 years old.
Mark E. Fusco	Mr. Fusco has served as one of our directors since 2003. For biographical information about Mr. Fusco, please see "Executive Officers."
Gary E. Haroian
Mr. Haroian has served as one of our directors since 2003. Since 2002, Mr. Haroian has been a consultant to emerging technology companies. From 2000 to 2002, Mr. Haroian served in various positions, including as chief financial officer, chief operating officer and chief executive officer, at Bowstreet, Inc., a provider of software application tools. From 1997 to 2000, Mr. Haroian served as senior vice president of finance and administration and chief financial officer of Concord Communications, Inc., a network management software company. From 1983 to 1996, Mr. Haroian served in various positions, including chief financial officer, president, chief operating officer and chief executive officer, at Stratus Computer, Inc., a provider of continuous availability solutions. He serves as a director of Embarcadero Technologies, Inc., a provider of data lifecycle management solutions, Lightbridge, Inc., a provider of transaction and payment processing services, Network Engines, Inc., a provider of server appliance software solutions and Phase Forward Incorporated, a provider of clinical trials and drug safety software. He is a Certified Public Accountant and holds a B.S. in Economics and Accounting from the University of Massachusetts Amherst. Mr. Haroian is 57 years old.

Stephen M. Jennings	Mr. Jennings has served as Chairman of the Board since January 2005 and as one of our directors since 2000. Mr. Jennings has been a director of The Monitor Group, a strategy consulting firm, since 1996. He also serves as a director of LTX Corporation, a semiconductor test equipment manufacturer. He holds a B.A. in Economics from Dartmouth College and an M.A. (Oxon) from Oxford University, where he studied Philosophy, Politics and Economics as a Marshall Scholar. Mr. Jennings is 48 years old.
Michael Pehl
Mr. Pehl has served as one of our directors since 2003. Mr. Pehl has been a partner of North Bridge Growth Equity, an early-stage venture capital fund, since February 2007. Before joining North Bridge, Mr. Pehl was an operating partner of Advent International Corporation, a venture private equity firm, from 2001 to December 2006. From 1999 to 2000, Mr. Pehl held various positions, including president, chief operating officer and director, at Razorfish, Inc., a strategic, creative and technology solutions provider for digital businesses. From 1996 to 1999, Mr. Pehl was chairman and chief executive officer of International Integration, Inc. (i-Cube), which was acquired by Razorfish, Inc. Prior to joining i-Cube, Mr. Pehl was a founder of International Consulting Solutions, Inc., an SAP implementation and business process consulting firm. Mr. Pehl is 47 years old.

        None of the directors is related by blood, marriage or adoption to any of our other directors, director nominees or executive officers. None of the directors is party to an arrangement or understanding with any person pursuant to which the director is to be elected or nominated for election as a director.

Board Composition

        The board of directors currently consists of seven members. In accordance with the terms of our charter and bylaws, the board is divided into three classes, whose members serve for staggered three-year terms.

  •
  The class I directors consist of Mark E. Fusco and Gary E. Haroian. Their terms will expire at the 2009 annual meeting of the stockholders.

  •
  The class II directors consist of Donald P. Casey, Stephen M. Jennings and Michael Pehl. Their terms will expire at the 2010 annual meeting of the stockholders.

  •
  The class III directors consist of Joan C. McArdle and David M. McKenna. Their terms will expire at the annual meeting.

Director Attendance at Board Meetings

        The board of directors met nineteen times during fiscal 2008, either in person or by teleconference. During fiscal 2008, each director attended at least 75% of the meetings of the board.

        We do not have a policy regarding director attendance at our annual meetings of stockholders. One of our seven directors attended our 2007 Annual Meeting.

 Board Committees

        The board of directors has established three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. Each of these standing committees operates under a charter that has been approved by the board. Current copies of these charters are posted on the corporate governance section of our website, www.aspentech.com.

        The board has determined that all of the members of our three standing committees are independent directors as defined under applicable NASDAQ rules, including, in the case of all members of the audit committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act.

  Audit Committee

        The members of the audit committee are Donald Casey, Gary Haroian and Joan McArdle. The board of directors has determined that Mr. Haroian is an "audit committee financial expert" as defined in applicable SEC rules. The responsibilities of the audit committee include:

  •
  appointing, approving the compensation of, and overseeing the independence of our independent registered public accounting firm;

  •
  oversight of our independent registered public accounting firm, including the receipt and consideration of reports from such firm;

  •
  reviewing and discussing our audited financial statements and related disclosures with management and our independent registered public accounting firm;

  •
  coordination of the board's oversight of our internal accounting controls for financial reporting and our disclosure controls and procedures, as well as the administration of our code of business conduct and ethics;

  •
  overseeing our internal audit function;

  •
  establishing policies for the receipt, retention and treatment of complaints and concerns regarding accounting, internal accounting controls or auditing matters;

  •
  meeting independently with members of our internal auditing staff and our independent registered public accounting firm; and

  •
  preparing the audit committee report required by SEC rules.

        The audit committee met 52 times during fiscal 2008, either in person or by teleconference. Each member attended at least 75% of the meetings held by the audit committee in fiscal 2008.

  Compensation Committee

        The members of the compensation committee are Donald Casey and Stephen Jennings. The purpose of the compensation committee is to discharge the responsibilities of the board of directors relating to compensation of executive officers. Specific responsibilities of the compensation committee include:

  •
  reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;

  •
  determining the compensation of our chief executive officer;

  •
  reviewing and approving, or making recommendations to the board of directors with respect to, the compensation of our other executive officers;

  •
  overseeing evaluations of our senior executives;

  •
  administering our equity incentive plans;

  •
  reviewing and making recommendations to the board with respect to director compensation;

  •
  reviewing and discussing annually with management our "Compensation Discussion and Analysis," which is included beginning on page 16 of this proxy statement; and

  •
  preparing the compensation committee report required by SEC rules.

        The compensation committee met eight times during fiscal 2008, either in person or by teleconference. Both members attended all of the meetings held by the compensation committee in fiscal 2008.

  Nominating and Corporate Governance Committee

        The members of the nominating and corporate governance committee are Donald Casey, Gary Haroian, Stephen Jennings and Joan McArdle. The responsibilities of the nominating and corporate governance committee include:

  •
  identifying individuals qualified to become members of the board of directors;

  •
  recommending director nominees and board committee members to the board;

  •
  reviewing and making recommendations to the board with respect to management succession planning;

  •
  developing and making recommendations to the board with respect to corporate governance principles; and

  •
  overseeing annual evaluations of the board.

        The nominating and corporate governance committee met three times during fiscal 2008, either in person or by teleconference. Each member of the nominating and corporate governance committee attended all of the meetings held by the committee in fiscal 2008.

Audit Committee Report

        The audit committee of the board of directors has furnished the following report:

        The audit committee has reviewed and discussed the audited consolidated financial statements of AspenTech and its subsidiaries for the fiscal year ended June 30, 2008, and has discussed these financial statements with AspenTech's management and independent registered public accounting firm for the fiscal year ended June 30, 2008, KPMG LLP.

        The audit committee has also received from, and discussed with, AspenTech's independent registered public accounting firm various communications that the independent registered public accounting firm is required to provide to the audit committee, including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380) as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T.

        KPMG LLP also provided the audit committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The audit committee has discussed with KPMG LLP its independence from AspenTech. The audit committee also considered whether the provision of other, non-audit related services referred to under the heading "Independent Registered Public Accounting Firm Fees and Other Matters" is compatible with maintaining the independence of the registered public accounting firm.

        Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and KPMG LLP, the audit committee recommended to the board that the audited consolidated financial statements be included in AspenTech's annual report on Form 10-K for the fiscal year ended June 30, 2008.

AUDIT COMMITTEE
Donald P. Casey Gary E. Haroian Joan C. McArdle

Compensation Committee Report

        The compensation committee of the board of directors has reviewed and discussed with management the Compensation Discussion and Analysis portion contained in this proxy statement. Based on this review and discussion, the compensation committee has recommended to the board that the section entitled "Compensation Discussion and Analysis" as it appears above be included in this proxy statement.

COMPENSATION COMMITTEE
Donald P. Casey Stephen M. Jennings

DIRECTOR COMPENSATION

Compensatory Arrangements with Directors

        The following table provides information regarding the compensation paid to our non-employee members of the board of directors in fiscal 2008.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Donald P. Casey	227,003	—	227,003
Gary E. Haroian	199,501	—	199,501
Stephen M. Jennings	182,001	—	182,001
Joan C. McArdle	200,003	—	200,003
David M. McKenna	70,001	43,985	113,986
Michael Pehl	64,001	—	64,001

    (1)
    The amounts shown represent compensation expense recognized for financial statement purposes under SFAS No. 123R with respect to stock options granted to the directors. Each stock option was granted with an exercise price equal to the fair market value of our common stock on the grant date. For a description of the assumptions relating to our valuations of the stock options, see Note 9 of the Consolidated Financial Statements included in our annual report on Form 10-K for the fiscal year ended June 30, 2008 filed with the SEC on June 30, 2009. The following are the aggregate number of option awards outstanding held by each of our non-employee directors as of June 30, 2008: Mr. Casey, 48,000; Mr. Haroian, 48,000; Mr. Jennings, 100,298; Ms. McArdle, 117,298; Mr. McKenna, 24,000; and Mr. Pehl, 60,000.

        In fiscal 2008, we paid our non-employee directors an annual fee of $25,000 for their services as directors, and we paid retainers as set forth in the table below. All annual retainers are payable in monthly installments.

Position	Retainer
Chairman of the Board	$75,000
Audit Committee Chair	30,000
Audit Committee Member	20,000
Compensation Committee Chair	15,000
Compensation Committee Member	7,500

        We also paid each director $2,500 for participation in our quarterly board meetings, and $2,000 for participation in all other board of directors or committee meetings of at least one hour duration. All participation fees are payable quarterly.

        Historically, we granted to each non-employee director, upon his or her initial election to the board, an option to purchase 24,000 shares of our common stock at the fair market value of our common stock on the date of grant, provided such non-employee director was not, within the twelve months preceding his or her election as a director, an officer or employee of our company or any of our subsidiaries. Any such option vests quarterly over a three-year period, beginning on the last day of the calendar quarter following the grant date. Beginning with the first annual meeting following a non-employee director's election to the board and on a quarterly basis thereafter, we also granted each non-employee director an option to purchase 3,000 shares of our common stock. Each option was fully exercisable at the time of grant and had an exercise price equal to the fair market value of our common stock at the time of grant. Options granted to non-employee directors have terms of ten years.

Unless otherwise agreed between the optionee and us, all options granted to non-employee directors may be exercised for up to 24 months from the date of the director's resignation from the board.

        In fiscal 2007, we granted options to our non-employee directors described in the previous paragraph for the initial election of directors and for the first two quarterly grants to directors who had served for more than one year. We did not, however, make the third and fourth quarterly option grants to continuing directors in fiscal 2007, and we did not make any option grants to our non-employee directors for fiscal 2008.

        In January 2008, the board determined to grant each non-employee director options to purchase 21,000 shares of our common stock on the second trading day immediately following our becoming current in our SEC filings. Of those shares, 15,000 would vest immediately on the date of grant and the balance would vest in two equal quarterly installments on the last business day of the two quarters following the date of grant. The options would have an exercise price equal to the closing price of our common stock on the business day immediately preceding the date of grant and would have a term of ten years.

CORPORATE GOVERNANCE

        This section describes key corporate governance guidelines and practices that we have adopted. You can access our current committee charters and code of business conduct and ethics in the "Investor Relations" section of our website located at ir.aspentech.com or by writing to our Investor Relations Department at our principal executive offices at 200 Wheeler Road Burlington, Massachusetts 01803, telephone: 781-221-6400.

Director Nomination Process

        The process followed by the nominating and corporate governance committee to identify and evaluate director candidates includes requests to members of the board of directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the nominating and corporate governance committee and other members of the board.

        In considering whether to recommend a particular candidate for inclusion in the board's slate of recommended director nominees, the nominating and corporate governance committee applies the criteria set forth in its charter. These criteria include (a) the candidate's judgment, skill, character, experience with businesses and other organizations of comparable size, (b) the interplay of the candidate's experience with the experience of other board members, and (c) the extent to which the candidate would be a desirable addition to the board and any committees of the board. The nominating and corporate governance committee does not assign specific weights to particular criteria, and no particular component is a prerequisite for a prospective nominee. The board believes that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities effectively.

        Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates by submitting the individuals' names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than five percent of our common stock for at least a year as of the date such recommendation is made. Any such names should be submitted to the nominating and corporate governance committee in care of our Secretary at Aspen Technology, Inc., 200 Wheeler Road, Burlington, Massachusetts 01803. Assuming that appropriate biographical and background material has been provided on a timely basis, the nominating and corporate governance committee will evaluate stockholder recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the board determines to nominate a stockholder recommended candidate and recommends his or her election, then his or her name will be included in the proxy statement and proxy card for our next annual meeting.

        Stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the nominating and corporate governance committee or the board, by following the procedures set forth above under "Stockholder Proposals for 2009 Annual Meeting." Candidates nominated by stockholders in accordance with the procedures set forth in our by-laws will not be included in the proxy statement or proxy card for our next annual meeting.

Communicating with Independent Directors

        The board of directors will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. The Chairman of the Board (or, if the Chairman is not an independent director, the chair of the nominating and corporate governance committee), with the assistance of our General Counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries of those communications to the other directors as he or she considers appropriate.

        Under procedures approved by a majority of the independent directors, communications are forwarded to all directors if the communications relate to important substantive matters and include suggestions or comments that the Chairman of the Board or the chair of our nominating and corporate governance committee considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances, and matters as to which we tend to receive repetitive or duplicative communications.

        Stockholders who wish to send communications on any topic to the board should address such communications to the board in care of our Secretary at Aspen Technology, Inc., 200 Wheeler Road, Burlington, Massachusetts 01803.

Code of Business Conduct and Ethics

        We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. We have posted a copy of the code of business conduct and ethics in the corporate governance section of our website, www.aspentech.com. We intend to satisfy disclosure requirements regarding amendments to, or waivers from, our code by posting such information on our website.

Compensation Committee Interlocks and Insider Participation

        Neither Donald P. Casey nor Stephen M. Jennings, the members of the compensation committee, is or has ever been an officer or employee of our company or any of our subsidiaries nor has had any related person transaction involving our company. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of the board of directors or compensation committee.

 LIMITATION OF LIABILITY AND INDEMNIFICATION

        Our charter limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware corporation law. The charter provides that no director will have personal liability to us or to stockholders for monetary damages for breach of fiduciary duty or other duty as a director. These provisions do not, however, eliminate or limit the liability of any of the directors for:

  •
  any breach of the director's duty of loyalty to us or our stockholders;

  •
  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

  •
  voting or assenting to unlawful payments of dividends, stock repurchases or other distributions; or

  •
  any transaction from which the director derived an improper personal benefit.

        Any amendment or repeal of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim arising prior to such amendment or repeal. If the Delaware corporation law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the directors will be further limited to the greatest extent permitted by the Delaware corporation law.

        The charter also provides that we must indemnify directors and officers in certain circumstances. In addition, we have entered into separate indemnification agreements with each of the directors and executive officers that may be broader than the indemnification provisions contained in the charter. These indemnification agreements may require us, among other things, to indemnify directors and executive officers for expenses (including attorneys' fees), judgments, fines and settlement amounts paid or incurred by a director or executive officer in any action or proceeding arising out of his or her service as a director or executive officer. We believe these provisions and agreements are important in attracting and retaining qualified individuals to serve as directors and executive officers.

        We maintain director and officer insurance providing for indemnification of our directors and officers for certain liabilities, including certain liabilities under the Securities Act. We also maintain a general liability insurance policy that covers certain liabilities of directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

        There is no pending litigation or proceeding involving any director or executive officer to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

RELATED-PARTY TRANSACTIONS

        The following discussion relates to certain transactions that involve both our company and one of our executive officers, directors, director nominees or five percent stockholders, each of whom we refer to as a "related party." For purposes of this discussion, a "related-party transaction" is a transaction, arrangement or relationship:

  •
  in which we participate;

  •
  that involves an amount in excess of $120,000; and

  •
  in which a related party has a direct or indirect material interest.

        From July 1, 2007 through June 1, 2009, there were no related-party transactions, except for the compensation arrangements described under "Executive Compensation" and "Director Compensation."

        The board of directors has adopted written policies and procedures for the review of any related-party transaction. If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a "related person transaction," the related person must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the audit committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between audit committee meetings, subject to ratification by the audit committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

        A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person's interest in the transaction. As appropriate for the circumstances, the audit committee will review and consider:

  •
  the related person's interest in the related person transaction;

  •
  the approximate dollar value of the amount involved in the related person transaction;

  •
  the approximate dollar value of the amount of the related person's interest in the transaction without regard to the amount of any profit or loss;

  •
  whether the transaction was undertaken in the ordinary course of our business;

  •
  whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

  •
  the purpose of, and the potential benefits to us of, the transaction; and

  •
  any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

        The audit committee may approve or ratify the transaction only if the audit committee determines that, under all of the circumstances, the transaction is in our best interests. The audit committee may impose any conditions on the related person transaction that it deems appropriate.

        In addition to the transactions that are excluded by the instructions to the SEC's related person transaction disclosure rule, the board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

  •
  interests arising solely from the related person's position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity and (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and

  •
  a transaction that is specifically contemplated by provisions of our charter or bylaws.

        The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the compensation committee in the manner specified in its charter.

STOCK OWNERSHIP

Stock Owned by Directors, Executive Officers and Greater-than-5% Stockholders

        The following table sets forth information with respect to the beneficial ownership of common stock as of June 16, 2009 for:

  •
  each beneficial owner of more than 5% of the outstanding common stock;

  •
  each of the directors, director nominees and named executive officers; and

  •
  all of our directors and executive officers as a group.

        Unless otherwise noted, each person identified possesses sole voting and investment power with respect to the shares listed, subject to community property laws where applicable. Shares under "Common Stock—Right to Acquire" include shares subject to options or warrants that were vested as of June 16, 2009 or will vest within 60 days of June 16, 2009. Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire those shares are treated as outstanding only for purposes of determining the number and percent of shares of common stock owned by such person or group. Percentages under "Common Stock—Percent of Voting Power" represent beneficial rights to vote with respect to matters on which holders of common stock generally are entitled to vote, as of June 16, 2009, and are based on (a) the number of outstanding shares of common stock beneficially owned by that person and (b) the number of shares subject to options or warrants held by that person that were exercisable on, or within 60 days after, June 16, 2009. In calculating percentages under "Common Stock—Percent of Voting Power," the total number of votes entitled to be cast as of June 16, 2009 consisted of (a) 97,319,454 votes, which is the total votes to which the holders of outstanding shares of common stock are entitled, plus (b) for an identified person, a number of votes equal to the number of shares issuable upon conversion or subject to options or warrants that were exercisable by such person on, or within 60 days after, June 16, 2009.

        The address of all of our executive officers and directors is in care of Aspen Technology, Inc., 200 Wheeler Road, Burlington, Massachusetts 01803.

	Common Stock
Name of Stockholder	Outstanding Shares	Right to Acquire	Total Number	Percent of Class
5% Stockholders
Advent International Corporation 75 State Street, 29th Floor Boston, MA 02109	29,512,336	—	29,512,336	30.3%
Waddell & Reed Financial, Inc. 6300 Lamar Avenue Overland Park, KS 66202	8,835,550	—	8,835,550	9.1%
Third Point LLC 390 Park Avenue New York, New York 10022	8,000,000	—	8,000,000	8.2%
Alydar Partners, LLC 222 Berkeley Street 17th Floor Boston, MA 02116	4,600,875	—	4,600,875	4.7%
Named Executive Officers and Directors
Mark E. Fusco	—	1,805,250	1,805,250	1.9%
Manolis E. Kotzabasakis	1,219	505,908	507,127	*
Frederic G. Hammond	1,808	219,250	221,058	*
Antonio J Pietri	—	203,911	203,911	*
Joan C. McArdle	—	117,298	117,298	*
Stephen M. Jennings	—	100,298	100,298	*
Michael Pehl	—	60,000	60,000	*
Donald P. Casey	—	48,000	48,000	*
Gary E. Haroian	—	48,000	48,000	*
David M. McKenna	—	20,000	20,000	*
Directors and Executive Officers, As a group (11 persons)	3,207	3,298,915	3,301,942	3.4%

*
Less than one percent.

        Advent International Corporation is an investment advisory firm. Advent International Corporation is the General Partner of Advent Partners II Limited Partnership, Advent Partners DMC III Limited Partnership, Advent Partners GPE-IV Limited Partnership, Advent Partners GPE-III Limited Partnership, Advent Partners (NA) GPE-III Limited Partnership and Advent International Limited Partnership, which is in turn the general partner of Global Private Equity III Limited Partnership, Global Private Equity IV Limited Partnership, Advent PGGM Global Limited Partnership, Digital Media & Communications III Limited Partnership, Digital Media & Communications III-A Limited Partnership, Digital Media & Communications III-B Limited Partnership, Digital Media & Communications III-C Limited Partnership, Digital Media & Communications III-D C.V., Digital Media & Communications III-E C.V., and Advent Energy II Limited Partnership. We refer to these entities as the Advent funds.

        The shares reflected as beneficially owned by Waddell & Reed Financial, Inc. ("WDR") are beneficially owned by one or more open-end investment companies or other managed accounts which are advised or sub-advised by Ivy Investment Management Company ("IICO"), an investment advisory subsidiary of WDR or Waddell & Reed Investment Management Company ("WRIMCO"), an investment advisory subsidiary of Waddell & Reed, Inc. ("WRI"), based upon information provided in a Schedule 13G filed by WDR with the SEC on February 1, 2008. WRI is a broker-dealer and underwriting subsidiary of Waddell & Reed Financial Services, Inc., a parent holding company ("WRFSI"). In turn, WRFSI is a subsidiary of WDR, a publicly traded company. The investment advisory contracts grant IICO and WRIMCO all investment and/or voting power over securities owned by such advisory clients. The investment sub-advisory contracts grant IICO and WRIMCO investment power over securities owned by such sub-advisory clients and, in most cases, voting power. Any investment restriction of a sub-advisory contract does not restrict investment discretion or power in a material manner.

        The number of shares reflected as beneficially owned by Third Point LLC is based upon information provided in a Schedule 13G filed by Third Point with the SEC on March 12, 2008 and Amendment No. 1 filed on January 5, 2009.

        The number of shares reflected as beneficially owned by Alydar Partners, LLC is based upon information provided in a Schedule 13G filed by Alydar with the SEC on April 29, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. These executive officers, directors and greater than ten percent stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file.

        To our knowledge, based solely on our review of the copies of such forms furnished to us and written representations that no other reports were required, during fiscal 2008, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent stockholders were complied with.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Change in Independent Public Accountant

        On March 12, 2008, the audit committee of the board of directors approved the appointment of KPMG LLP, or KPMG, as our independent auditors to audit our financial statements for the fiscal 2008.

        Deloitte and Touche LLP, or D&T, served as our independent auditors for the fiscal 2006 and 2007. On January 10, 2008, we were informed by D&T that D&T would decline to stand for reappointment as our independent registered public accounting firm for the fiscal 2008 audit.

        During fiscal 2006 and 2007 and through the subsequent interim period through December 31, 2007, there was no disagreement between our company and D&T on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to D&T's satisfaction, would have caused D&T to make reference to the subject matter of the disagreement in connection with its audit report. In connection with the audits of fiscal 2006 and 2007 and through the subsequent interim period through January 10, 2008, there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K.

        We have furnished D&T with a copy of the above disclosure in response to Item 304(a) of Regulation S-K and requested that D&T issue a letter addressed to the SEC stating whether Deloitte agrees with the above statements. The letter provided by D&T in response is filed as Exhibit 16.1 to our current report on Form 8-K filed with the SEC on January 16, 2008.

        During fiscal 2006, fiscal 2007 and fiscal 2008 to date, we did not consult with KPMG regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements; or (ii) any matter that was either the subject of a disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K, or a reportable event as described in Item 304(a)(1)(v).

Independent Registered Public Accounting Firm Fees and Other Matters

  Audit and Related Fees

        The following table summarizes the fees billed to us by KPMG and D&T for fiscal 2007 and 2008 for audit, audit related, tax and other services:

	KPMG LLP		Deloitte & Touche LLP
Fee Category	Fiscal 2008	Fiscal 2007	Fiscal 2008	Fiscal 2007
Audit Fees	$9,911,286	$—	$3,950,164	$4,991,047
Audit-Related	—	—	—	200,383
Tax Fees	—	—	26,800	54,124
All other fees	76,518	140,501	34,842	—

	$9,987,804	$140,501	$4,011,806	$5,245,554

        "Audit Fees" consist of fees and expenses for the audit of our financial statements, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.

        "Audit-Related Fees" consist of fees for assurance and related services that were reasonably related to the performance of the audit and review of our financial statements and that are not reported as audit fees.

        "Tax Fees" consist of fees for tax compliance, tax advice and tax planning services.

        "All Other" consist of fees for products and services fees other than audit, audit related and tax services.

  Audit Committee Pre-Approval Policies and Procedures

        The audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee, except that de minimis non-audit services may instead be approved in accordance with applicable SEC rules.

Aspen Technology, Inc.

Proxy Solicited on behalf of the Board of Directors for
Annual Meeting of Stockholders to be held August 20, 2009

The undersigned hereby authorizes and appoints Mark E. Fusco and Frederic G. Hammond, and each of them, as proxies with full power of substitution, to vote all shares of common stock, par value $0.10 per share, of Aspen Technology, Inc. (the “Company”), held of record by the undersigned as of the close of business on June 25, 2009, at the Annual Meeting of Stockholders to be held in lieu of the 2008 Annual Meeting of Stockholders on Thursday, August 20, 2009, at 10:00 a.m. local time, at the offices of Cooley Godward Kronish LLP, The Prudential Tower, 800 Boylston Street, 46th Floor, Boston, Massachusetts, and at any adjournments thereof, on all matters that may properly come before said meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED ON THE REVERSE OR, IN THE ABSENCE OF SUCH DIRECTION, FOR THE SPECIFIED NOMINEE IN PROPOSAL ONE AND IN ACCORDANCE WITH THE JUDGMENT OF THE PROXIES UPON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING, INCLUDING ANY ADJOURNMENTS THEREOF:

Continued and to be signed on reverse side

ASPEN TECHNOLOGY, INC
200 WHEELER ROAD
BURLINGTON, MA 01803

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1 800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  ASPENTECH KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ASPEN TECHNOLOGY, INC.

PROPOSAL 1: ELECTION OF CLASS III DIRECTORS	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. Nominee Joan C. McArdle	☐	☐	☐

2. Nominee David M. McKenna	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon.  When signing as attorney, executor, administrator, or other fiduciary, please give full title as such.  Joint owners should each sign personally.  All holders must sign.  If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]   Date      Signature (Joint Owners)         Date